VOTING AGREEMENT

         THIS VOTING AGREEMENT (the "Agreement") made and entered into as of the ___ day of March, 2000 by and between (1) the persons listed in Schedule I hereto (the "Existing Shareholders"); and (2) Siemens Aktiengesellschaft (the "New Shareholder", and together with the Existing Shareholders, collectively referred to herein as the "Parties").

         WHEREAS, the Existing Shareholders, RADVision Ltd. (the "Company") and the New Shareholder have entered into a Share Purchase Agreement dated February 22, 2000 (the "Share Purchase Agreement"), under which the New Shareholder is acquiring ordinary shares of the Company, par value NIS 0.1 per share (the "Ordinary Shares") from the Existing Shareholders and the Company; and

         WHEREAS, pursuant to the terms of the Share Purchase Agreement, the Parties have agreed to enter into an agreement with respect to the voting of the Ordinary Shares held by each of the Parties.

         NOW, THEREFORE, the Parties agree as follows:

1. INTERPRETATION

   1.1. The recitals to this Agreement constitute an integral part hereof.

   1.2. In this Agreement, all capitalized terms which are not defined herein shall have the meaning ascribed to such terms in the Share Purchase Agreement.

2. TERM

        Subject to Section 4 hereof, the initial term of this Agreement shall be for three years from the Closing Date, and thereafter shall be automatically extended for two successive additional one year periods, unless terminated by any of the Parties upon written notice to the other Parties given at least sixty
(60) days prior to the expiration date of the then current term.

3. AGREEMENT TO VOTE FOR DIRECTORS

3.1 Each of the Parties hereby agrees to vote, either in person or by its nominee or proxy, all Ordinary Shares beneficially owned, directly or indirectly, by such Party on the date hereof or hereafter acquired, at a regular or special meeting of the Company's shareholders (or by written consent) at which the directors ("Directors") of the Company's board of directors (the "Board") are to be elected, in favor of a slate of Directors consisting of: (i) one nominee of the New Shareholder to the Board, and
     (ii) as many other representatives that such Selling Shareholders shall unanimously indicate (but in no event less than the number and identity of representatives as they have immediately prior to the IPO).

     The Parties further agree to cause the existing Board, and future Boards, to nominate for election such persons in any proxy statement and written ballot sent to the shareholders of the Company in connection with such election or meeting.

3.2 At least three days in advance of each regular or special meeting of the Company's shareholders at which the Directors of the Board are to be elected, the Parties entitled to select nominees to the Board will notify the other Parties of the identity of the nominee(s) to be elected to the Board in accordance with Section 3.1 above.

3.3 Upon the Closing, the nominee of the New Shareholder shall be appointed as a Director to the Board in accordance with Article 88 of the Company's Articles of Association, or by the convention of a regular or special meeting.

4. TERMINATION OF DIRECTORSHIP

In the event that all Directors, except for one Director, decide in good faith and believing it to be in the best interests of the Company and can substantiate their decision by reasonable proof that the continuing presence of any Director appointed by a Party pursuant to Section 3 hereof as a Director of the Board may damage the business prospects of the Company, then (i) the right of such Party to appoint a Director under this Agreement shall immediately terminate and such Board Member shall immediately resign from the Board, (ii) the other Parties shall be released from any obligation to vote their Ordinary Shares in favor of such Party's nominee, and such Party shall be released from its obligations to vote as well and (iii) the Parties shall take all actions necessary, including, without limitation, convening a meeting of shareholders, to effect the removal of such Director from the Board.

5. TRANSFER AND PLEDGE OF ORDINARY SHARES

        5.1 Ordinary Shares of a Party to this Agreement transferred to an Affiliate or to another Party to this Agreement shall continue to be bound by this Agreement.

        For purposes of this Agreement, an "Affiliate" shall mean a 'relative' (as such term is defined in the Companies Law-1999) and/or any entity in which a Party hereto, or a 'relative' of a Party hereto, holds an equity interest.

        5.2 Any pledge, mortgage, hypothecation, encumbrance and the like (collectively referred as the "Pledge") of the Ordinary Shares owned by the Parties hereto shall be subject to: (i) the inclusion of the provisions of this Agreement in the Pledge documents; and (ii) the written commitment of the Pledgee to be bound by, and comply with, the provisions of this Agreement, including the commitment of the Pledgee to bind any transferees to such a commitment should it exercise the Pledge.

6. REMEDIES

        The Parties acknowledge that time is of the essence under this Agreement for the performance of the acts contemplated hereunder and that this Agreement, and each provision contained herein, is subject to specific performance by any court of competent jurisdiction.

7. NOTICES

        All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by facsimile, telex or telegram or by an overnight courier service addressed to the address of the respective Party set forth opposite the name of such Party on Schedule I hereto.

8. SUCCESSORS

        The terms and conditions of this Agreement shall inure to the benefit and be binding upon the respective successors of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9. GOVERNING LAW AND ARBITRATION

        9.1 This Agreement is subject to and shall be interpreted in accordance with, the laws of the State of Israel.

        9.2 Without derogating from that stated in section 6 above, the Parties hereto agree that the Arbitration provision of the Share Purchase Agreement shall be binding upon them with respect to this Agreement and any and all issues and disputes arising hereunder.

        IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the date first above-mentioned.



     Siemens Aktiengesellschaft                             Amos Amir

     By:_______________________                             __________________________
     Name:
     Title:

     Yehuda Zisapel                                         Zohar Zisapel

     _________________________                              __________________________

     Plonit Achzakot Ltd.                                   Nichsei Almonit Ltd.

     By:_______________________                             By:_______________________
     Name:                                                  Name:
     Title:                                                 Title:

     Michael and Klil Holdings (93) Ltd.                    Evergreen Canada Israel Management Ltd.

     By:_______________________                             By:_______________________
     Name:                                                  Name:
     Title:                                                 Title:

     Lomsha Ltd.                                            Periscope I Fund, Israeli Partnership

     By:_______________________                             By:_______________________
     Name:                                                  Name:
     Title:                                                 Title:

     RAD Data Communications Ltd.                           Periscope I Fund, LP

     By:_______________________                             By:_______________________
     Name:                                                  Name:
     Title:                                                 Title:

     Clal Venture Capital Fund LP                           IJT Technologies Ltd.

     By:_______________________                             By:_______________________
     Name:                                                  Name:
     Title:                                                 Title:


                                   SCHEDULE I

                      PARTY                                                ADDRESS

     Yehuda Zisapel                                          Atidim Technllogical Park, Building No. 4,
                                                             Tel-Aviv


     Zohar Zisapel                                           12, Hanechoshet Street, Tel-Aviv



     Michael and Klil Holdings (93) Ltd.                     12, Hanechoshet Street, Tel-Aviv



     Lomsha Ltd.                                             12, Hanechoshet Street, Tel-Aviv



     RAD Data Communications Ltd.                            12, Hanechoshet Street, Tel-Aviv



     Amos Amir                                               Eliahu Hakim 9/3,  Tel-Aviv



     Plonit Achzakot Ltd.                                    Eliahu Hakim 9/3,  Tel-Aviv



     Nichsei Almonit Ltd.                                    Eliahu Hakim 9/3,  Tel-Aviv



     Clal Venture Capital Fund LP                            Atidim Technllogical Park, Building No. 4,
                                                             Tel-Aviv


     Evergreen Canada Israel Management Ltd.                 96 Rothschild Blvd.
                                                             Tel-Aviv  65224


     Periscope I Fund, Israeli Partnership                   96 Rothschild Blvd.
                                                             Tel-Aviv  65224


     Periscope I Fund, LP                                    96 Rothschild Blvd.
                                                             Tel-Aviv  65224


     IJT Technologies Ltd.                                   96 Rothschild Blvd.
                                                             Tel-Aviv  65224